Exhibit 99.2

Dear Naugatuck Valley Savings and Loan Depositor:

I am pleased to tell you about an investment opportunity and just as importantly, to request your vote. Pursuant to a Plan of Conversion (the “Plan”), our organization will convert from a partially public company to a fully public company. To accomplish the conversion, Naugatuck Valley Financial Corporation, newly-formed to become the parent company of Naugatuck Valley Savings and Loan (“Naugatuck Valley”), is conducting an offering of shares of common stock. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure with important information about the Plan, the proxy vote and the stock offering.

Simultaneously with the completion of the conversion and related offering, we will acquire Southern Connecticut Bancorp, and its subsidiary, The Bank of Southern Connecticut.

THE PROXY VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by Naugatuck Valley’s depositors. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN. Note that you may receive more than one Proxy Card, depending on the ownership structure of your accounts at Naugatuck Valley. Please vote all the Proxy Cards you receive—none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or via the Internet, by following the instructions on the Proxy Card.

Our Board of Directors urges you to vote “FOR” the Plan. Please note:

•	Naugatuck Valley will continue to operate as an independent bank;

•

There will be no change to account numbers, interest rates or other terms of your deposit and loan accounts at Naugatuck Valley. Deposit accounts will continue to be insured by the FDIC, up to the maximum legal limit;

•	Our management and staff will continue to serve you, and we look forward to welcoming the customers and offices of The Bank of Southern Connecticut.

•	Voting does not obligate you to purchase shares of common stock in our offering.

THE STOCK OFFERING:

As an eligible Naugatuck Valley customer, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern time, on                  , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support of Naugatuck Valley Savings and Loan.

Sincerely,

John C. Roman

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(    )    -        ,

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except weekends and bank holidays.

M

Dear Friend:

I am pleased to tell you about an opportunity to invest in Naugatuck Valley Financial Corporation, newly-formed to become the parent company of Naugatuck Valley Savings and Loan. Naugatuck Valley Financial Corporation is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of Naugatuck Valley Savings and Loan as of the close of business on December 31, 2008 or September 30, 2010, whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public.

Please read the enclosed materials carefully, before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern time, on                  , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Naugatuck Valley Financial Corporation stockholder.

Sincerely,

John C. Roman

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(    )     -        ,

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except weekends and bank holidays.

F

Dear Friend:

I am pleased to tell you about an opportunity to invest in Naugatuck Valley Financial Corporation, newly-formed to become the parent company of Naugatuck Valley Savings and Loan. Naugatuck Valley Financial Corporation is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Naugatuck Valley Financial Corporation, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 2:00 p.m., Eastern time, on                  , 2010. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Naugatuck Valley Financial Corporation stockholder.

Sincerely,

John C. Roman

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(    )     -        ,

From 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday, except weekends and bank holidays.

C

Dear Sir/Madam:

At the request of Naugatuck Valley Financial Corporation, we are enclosing materials regarding the offering of shares of Naugatuck Valley Financial Corporation common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Incorporated has been retained by Naugatuck Valley Financial Corporation as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

D

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Response Center, toll-free, at (800) 842-6929. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the Stock Information Center phone number, listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

0

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

IMPORTANT NOTICE

THIS PACKAGE INCLUDES

PROXY CARD(S)

REQUIRING YOUR VOTE.

IF MORE THAN ONE PROXY

CARD IS ENCLOSED,

PLEASE PROMPTLY VOTE

EACH CARD . . .

NONE ARE DUPLICATES!

THANK YOU.

PC

PLEASE VOTE

THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package,

please vote the enclosed replacement Proxy Card.

Vote by mail using the enclosed envelope, or use the telephone or the Internet voting instructions on the Proxy Card.

You may receive a courtesy telephone call.

Please feel free to ask questions of our agent.

PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING “FOR” THE PLAN OF CONVERSION.

NOT VOTING HAS THE SAME EFFECT AS VOTING

“AGAINST” THE PLAN.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE

COMMON STOCK DURING THE STOCK OFFERING.

THE PLAN OF CONVERSION CHANGES OUR FORM OF CORPORATE ORGANIZATION, BUT WILL NOT RESULT IN CHANGES TO BANK STAFF, MANAGEMENT OR YOUR DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(    )     -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

PG1

HAVE YOU VOTED YET?

PLEASE VOTE THE ENCLOSED PROXY CARD!

Our records indicate that you have not voted the Proxy Card(s) we mailed to you.

You may receive a courtesy telephone call. Please feel free to ask questions of our agent.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE THE ENCLOSED REPLACEMENT PROXY CARD. YOUR VOTE CANNOT BE COUNTED TWICE.

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Your Board of Directors urges you to vote “FOR” the Plan.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF COMMON STOCK IN THE OFFERING, NOR DOES IT AFFECT YOUR DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

QUESTIONS?

Please call our Information Center, toll-free, at 1-(    )     -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

PG2

YOUR VOTE IS IMPORTANT!

NOT VOTING HAS THE SAME EFFECT

AS VOTING “AGAINST” THE PLAN OF CONVERSION.

In order to implement the Plan of Conversion,

we must obtain the approval of our depositors.

Please disregard this notice if you have already voted.

If you are unsure whether you voted,

vote the enclosed replacement Proxy Card.

Your vote cannot be counted twice!

If you receive more than one of these reminder mailings,

please vote each Proxy Card received. None are duplicates!

THANK YOU VERY MUCH!

QUESTIONS?

Please call our Information Center toll-free at 1-(    )     -

Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time

PG3

Questions and Answers

About Our Conversion and Stock Offering

This pamphlet answers questions about the Naugatuck Valley Mutual Holding Company conversion and the Naugatuck Valley Financial Corporation stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Naugatuck Valley Savings and Loan, our customers, our stockholders and the communities we serve.

Q.	What is the conversion and related stock offering?

A.	Under our Plan of Conversion and Reorganization (the “Plan”), our organization is converting from the partially public mutual holding company structure to a fully public stock ownership structure. Currently, Naugatuck Valley Mutual Holding Company, owns 59.6% of the common stock of the present Naugatuck Valley Financial Corporation (“Naugatuck Valley Financial”). The remaining 40.4% of the common stock is owned by public stockholders. As a result of the conversion, our newly formed company, also named Naugatuck Valley Financial Corporation, will become the parent company of Naugatuck Valley Savings and Loan. Shares of common stock of Naugatuck Valley Financial Corporation representing the 59.6% ownership interest of Naugatuck Valley Mutual Holding Company in Naugatuck Valley Financial are being offered for sale.

At the completion of the conversion, public stockholders of Naugatuck Valley Financial will exchange their shares of common stock for the newly issued shares of common stock of Naugatuck Valley Financial Corporation, maintaining their approximate percentage ownership in our organization prior to the conversion.

After the conversion is completed, 100% of the common stock of Naugatuck Valley Financial Corporation will be owned by public stockholders. At the conclusion of the conversion, Naugatuck Valley Financial and Naugatuck Valley Mutual Holding Company will cease to exist.

Q.	What are the reasons for the conversion and related offering?

A.	Our primary reasons for converting and conducting the offering are to: facilitate the acquisition of Southern Connecticut Bancorp and its subsidiary, The Bank of Southern Connecticut; increase our capital; provide a more liquid and active market than currently exists for Naugatuck Valley Financial common stock and provide increased business flexibility through the fully public stock holding company structure.

Q.	Is Naugatuck Valley Savings and Loan considered “well-capitalized” for regulatory purposes?

A.	Yes. At June 30, 2010, Naugatuck Valley Savings and Loan and The Bank of Southern Connecticut exceeded all regulatory capital requirements.

Q.	Will customers notice any change in Naugatuck Valley Savings and Loan’s day-to-day activities as a result of the conversion and the offering?

A.	No. It will be business as usual. The conversion is a change in our corporate structure. There will be no change to management or staff as a result of the conversion. Naugatuck Valley Savings and Loan will continue to operate as an independent bank.

The acquisition of Southern Connecticut Bancorp by Naugatuck Valley Financial Corporation will occur simultaneously with the completion of the conversion, and The Bank of Southern Connecticut will merge into Naugatuck Valley Savings and Loan. We look forward to welcoming the customers of The Bank of Southern Connecticut and enhancing our branch network with the addition of The Bank of Southern Connecticut branches.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Deposit accounts will not be converted to stock.

THE PROXY VOTE

Although we have received conditional regulatory approval, the Plan is also subject to stockholder and depositor approval.

Q.	Why should I vote on the Plan of Conversion and Reorganization?

A.	Your vote “For” the Plan is extremely important. Each Naugatuck Valley Savings and Loan depositor as of , 2010 received a Proxy Card attached to a Stock Order Form. These customers’ packages also include a Proxy Statement describing the Plan, which cannot be implemented without stockholder and depositor approval.

Our Board of Directors believes that converting to a fully public structure will best support our future growth and expanded services.

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot proceed with the conversion and the related stock offering.

Q.	How do I vote?

A.	Mark your vote, sign each Proxy Card enclosed and promptly return the card(s) in the enclosed Proxy Reply Envelope. Alternatively, you may vote via the Internet or by telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

Q.	How many votes are available to me?

A.	Depositors are entitled to one vote for each $100 on deposit. No depositor may cast more than 1,000 votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit account on , 2010, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards – please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The names reflect the title of your deposit account. Proxy Cards for joint accounts require the signature of only one of the accountholders. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	Naugatuck Valley Financial Corporation is offering for sale between 2,034,050 and 3,164,743 shares of common stock at $10.00 per share.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to our Plan, non-transferable rights to subscribe for shares of Naugatuck Valley Financial Corporation common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1—Depositors with accounts at Naugatuck Valley Savings and Loan with aggregate balances of at least $50 as of the close of business on December 31, 2008;

Priority #2—our employee stock ownership plan;

Priority #3—Depositors with accounts at Naugatuck Valley Savings and Loan with aggregate balances of at least $50 as of the close of business on September 30, 2010; and

Priority #4—Depositors of Naugatuck Valley Savings and Loan as of the close of business on , 2010.

Shares not sold in the Subscription Offering may be offered for sale to the general public in the Community Offering, with a first preference given to natural persons and trusts of natural persons who are residents of Fairfield and New Haven Counties in Connecticut. A second preference will be granted to our existing Naugatuck Valley Financial Corporation public stockholders as of , 2010.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible accountholder?

A.	No…subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible accountholder(s). On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible accountholders’ subscription rights in the offering. We urge you to read the enclosed “Office of Thrift Supervision Guidance for Accountholders” for more information on this important topic.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is physically received (not postmarked) by the offering dead- line. Delivery of a Stock Order Form may be made by mail to our Stock Information Center, using the Stock Order Reply Envelope provided, by overnight courier to the Stock Information Center address indicated on the Stock Order Form, or by hand-delivery to Naugatuck Valley Savings and Loan’s main office, which is located at 333 Church Street, Naugatuck, Connecticut. Hand-delivered Stock Order Forms may NOT be delivered to any of our other offices. Please do not mail Stock Order Forms to Naugatuck Valley Savings and Loan.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription or Community Offerings, you must deliver a properly completed and signed Stock Order Form, with full payment, so that it is received (not postmarked) by 2:00 p.m., Eastern time, on , 2010. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable to Naugatuck Valley Financial Corporation These will be cashed upon receipt. We cannot accept wires or third party checks. Naugatuck Valley Savings and Loan line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from Naugatuck Valley Savings and Loan deposit account(s). The Stock Order Form section titled “Method of Payment – Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Naugatuck Valley Savings and Loan may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.

Yes. If you pay by personal check, bank check or money order, you will earn interest at Naugatuck Valley Savings and Loan’s passbook savings rate from the day we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your

Naugatuck Valley Savings and Loan deposit account(s), your funds will continue earning interest within the account, at the applicable contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by an individual or individuals is 30,000 ($300,000). Also, no individual, together with any associates and no group of persons acting in concert, may purchase more than 60,000 shares ($600,000), in all the categories of the offering combined. More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the Prospectus section entitled “The Conversion and Offering – Limitations on Purchases of Shares”.

Q.	May I use my Naugatuck Valley Savings and Loan individual retirement account (“IRA”) to purchase the shares?

A.	You may use funds currently held in retirement accounts with Naugatuck Valley Savings and Loan. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Naugatuck Valley Savings and Loan or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the , 2010 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Naugatuck Valley Savings and Loan to pay for shares?

A.	No. Naugatuck Valley Savings and Loan, by regulation, may not extend a loan for the purchase of Naugatuck Valley Financial Corporation common stock during the offering. Similarly, you may not use Naugatuck Valley Savings and Loan line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed Stock Order Form may not be modified, amended or rescinded without our consent, unless the offering is not completed by , 2010, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Q.	Will the stock be insured?

A.	No. Like any common stock, Naugatuck Valley Financial Corporation stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	Yes, after the conversion, Naugatuck Valley Financial Corporation intends to pay quarterly cash dividends. The annual dividends are expected to equal $0.12 per share at all levels of the offering range, which represents an annual dividend yield of 1.2%, based on a stock price of $10.00 per share. The dividend rate and the continuous payment will depend on a number of factors, including capital requirements, financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that dividends will not be reduced or eliminated in the future.

Q.	How will Naugatuck Valley Financial Corporation shares trade?

A.	Naugatuck Valley Financial’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “NVSL”. Upon completion of the conversion and stock offering, the newly issued shares of Naugatuck Valley Financial Corporation common stock will replace the existing shares and are expected to trade on the Nasdaq Global Market, under the trading symbol “NVSLD” for a period of 20 trading days. Thereafter, the permanent trading symbol will be “NVSL”.

Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Naugatuck Valley Financial Corporation shares in the future.

Q.	If I purchase shares in the Naugatuck Valley Financial Corporation offering, when will I receive my stock certificate?

A.	Our transfer agent will send stock certificates by first class mail as soon as possible after the completion of the stock offering. Although the shares of Naugatuck Valley Financial Corporation common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm.

THE SHARE EXCHANGE

Q.	What is the share exchange?

A.	The outstanding shares of Naugatuck Valley Financial common stock held by public stockholders at the completion date of the conversion and offering will be exchanged for the newly issued shares of Naugatuck Valley Financial Corporation common stock. The number of shares of Naugatuck Valley Financial Corporation stock to be received by stockholders will depend on the number of shares sold in the offering. The procedure for the exchange of shares is described in the Proxy Statement/Prospectus dated , 2010, distributed to the public stockholders as of , 2010.

WHERE TO GET MORE INFORMATION

Q.	Where can I get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-( ) - , from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.